Exhibit 99.1

     Jones Lang LaSalle Reports Solid Revenue Growth in First Quarter Results

     CHICAGO, April 27 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported a net loss of $8.6 million, or $0.27 per share of common stock, for the quarter ended March 31, 2005. The loss is consistent both with the seasonal nature of the business and the planned increases in the investments the firm has made in people and infrastructure to support future growth. The net loss for the same period in the prior year was $6.1 million, or $0.20 per share.

     Revenues increased 9 percent in U.S. dollars, 6 percent in local currencies, to $240.2 million for the first quarter 2005 compared to $220.7 million for the same period in 2004. Revenues for LaSalle Investment Management, the firm's money management business, contributed a 10 percent year-over-year increase in U.S. dollars, 7 percent in local currencies, leading to an increase in operating income from the prior year of 35 percent in U.S. dollars and 30 percent in local currencies. Strong performance in both Corporate Property Services ("CPS") and Project and Development Services ("PDS") across all Investor and Occupier Services ("IOS") businesses also contributed to the revenue improvement. The continued economic and business improvement, principally in the Americas and Asia Pacific, has had a positive impact on the increase in revenues.

     First Quarter Highlights:

     -- Revenues increased 9 percent in U.S. dollars and 6 percent in local currencies
     --  Operating income increased 35 percent for LaSalle Investment
         Management
     --  Net debt decreased $69 million from first quarter of 2004

     "Our strong revenues in the first quarter demonstrate how our people continue to take advantage of generally healthy market conditions to deliver value to clients around the world," said Colin Dyer, the firm's Chief Executive Officer. "While a first-quarter loss is typical for our business -- with most of our profits coming later in the year -- it also reflects the operational investments we are making to strengthen our presence in key markets, extend our global service lines and improve our client-service delivery capabilities," Dyer added.

     Operating expenses were $250.5 million for first quarter 2005 and $227.4 million for the same period in 2004, an increase of 10 percent in U.S. dollars, 8 percent in local currencies. The increase includes added staffing to service client and business wins, particularly in the IOS and LaSalle Investment Management segments in Asia Pacific, as well as the impact of strategic investments, such as the Quartararo & Associates acquisition made in the Americas during the third quarter of 2004. Offsetting the 2005 operating expenses is a $1.6 million pre-tax benefit from the agreed settlement of litigation relating to the 2003 abandonment of a property management software system in the Australian business. Through March 31, 2005, $5.9 million of the total settlement of $7.3 million has been received and recognized.

     Interest expense of $0.3 million for the quarter was significantly lower than the $3.8 million incurred in the first quarter of 2004, reflecting the continued pay-down of debt and the early redemption of the 9 percent Senior Notes in June 2004. The first quarter traditionally represents the firm's peak borrowing requirements in the year as annual bonuses are paid. During the first quarter of 2005, approximately 340,000 shares of common stock were repurchased for $15.2 million. Net debt as of March 31, 2005 was $121 million, a $69 million reduction from the prior year. The estimated effective tax rate for the first quarter of 2005 was 25.4 percent, as compared to 28.0 percent for the same period last year. This rate improvement, based on disciplined global tax planning, will favorably affect the full year's projected results, but when applied to the seasonal net loss it negatively impacts the first quarter year-over-year results by $0.3 million.

     Business Segment First Quarter Highlights

     Investor and Occupier Services

     -- The Americas region continued the momentum of its strong 2004 finish into the first quarter of 2005, reporting a 16 percent year-over-year increase in revenues. Management services revenues were the main driver of the growth, increasing 18 percent for the quarter, while the transaction revenues grew 13 percent compared to 2004. The strategic acquisition of Quartararo & Associates, now part of the PDS business serving the greater New York area, contributed to the firm's performance as demonstrated by the revenue increase of 20 percent from that business in the Americas overall. The region also had strong performance in Public Institutions and its facility management business, CPS.

          Total operating expenses increased 22 percent for the quarter compared to 2004, with the increase reflecting higher staffing levels necessary to service new client wins as well as strategic hiring to expand market coverage in both leasing and capital markets.

     -- The European region's revenues for the first quarter of 2005 declined 5 percent in U.S. dollars, 9 percent in local currencies, as a result of delays in the closing of certain anticipated transactions into the second quarter. Certain fourth-quarter 2004 restructuring efforts, which included realigning resources and further consolidating the

          German business, together with hiring a new leader for that country, have started to have a positive impact in 2005. As a result, Germany showed early signs of improvement with an increase in revenues as compared to 2004. Overall, the European business is expected to have a stronger second quarter and anticipates achieving results that are above those of the prior year at second quarter end.

          Operating expenses continue to be aggressively managed, with a decrease from the prior year of 3 percent in local currencies, representing an increase of 1 percent from the prior year in U.S. dollars.

     -- Performance for the Asia Pacific region continued to confirm the commitment the firm has made to that region over the past few years, with revenues increasing more than 22 percent in U.S. dollars and 20 percent in local currencies. The main growth was in transaction activity, which increased over 30 percent in U.S. dollars from 2004. Management services revenues increased 13 percent in U.S. dollars over the prior year. The growth markets of China and Japan continued the momentum from the end of 2004, with revenues increasing 58 and 33 percent, respectively, in local currencies, for the first quarter of 2005 compared to the same period in 2004. The firm's leading market position in Hong Kong produced another strong quarter with revenues increasing over 25 percent in local currency over the prior year. The Asian Hotels business had another robust quarter in the core market of Australia, where revenues more than tripled from 2004.

          Total operating expenses for the first quarter of 2005 increased 17 percent in U.S. dollars, 15 percent in local currencies over the prior year, reflecting continued investment in people and technology in the growth markets of China, India and Japan. Additionally, new offices were opened in Macau and Osaka.

     LaSalle Investment Management

     -- Revenues for first-quarter 2005 were up 10 percent in U.S. dollars, 7 percent in local currencies, over the prior year as the business continued to emphasize growth in its annuity revenues from advisory fees, which increased 10 percent from 2004 in U.S. dollars. First quarter transaction fees increased 23 percent over the prior year as capital flows into real estate remained strong. The business recognized total first quarter incentive fees of $2.3 million, with asset sales and portfolio performance producing strong investment returns for the firm's clients. Impairment charges were taken against two funds in the firm's co-investment portfolio resulting in a decline in equity earnings from 2004. For the year, the firm is expecting solid revenue contributions from its co-investment portfolio as additional assets are sold. The overall revenue strength resulted in operating income improvements of over 35 percent in U.S. dollars, 30 percent in local currencies, from 2004.

          Strong response from investors to product offerings continues, and the business is ahead of its expected capital-raising activities with respect to funds planned for launch during 2005. In total, capital investments exceeded expectations in the first quarter of 2005. Specifically, capital investments in Asia Pacific funds during the first quarter of 2005 almost matched the levels seen for all of 2004.

     Outlook
     Consistent with prior years, the firm is not providing full-year earnings guidance for the remainder of 2005 due to both the transactional nature of a large part of the firm's service offerings as well as the seasonal nature of the business. This seasonality back-ends the majority of the firm's profits into the fourth quarter; it is therefore premature to predict the remaining 2005 operating environment at this time. The European business is expected to have a stronger second quarter and anticipates an increase in revenues for the first half of the year over the prior-year period. Overall, the firm continues to emphasize growth in its annuity revenues as well as enhancement of the profit margins in all its product and service lines. The firm has and will continue to increase its strategic growth investments in 2005 to areas such as China, and to its global Corporate Solutions and global Capital Markets service offerings. The current economic environment appears stable globally for real estate services, with continued strong growth expected in the Asia Pacific region.

     About Jones Lang LaSalle
     Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of over 843 million square feet (79 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $26 billion of assets under management.

     Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and

Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

     Conference Call
     The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, April 28, 2005 at 9:00 a.m. EDT. To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     --  U.S. callers:          +1 877 809 9540
     --  International callers: +1 706 679 7364

     Replay Information Available: (12:00 p.m. EDT) Thursday, April 28 through (Midnight EDT) Thursday, May 5 at the following numbers:

     --  U.S. callers:          +1 800 642 1687
     --  International callers: +1 706 645 9291
     --  Pass code:  5484566

     Live web cast (available through May 6)
     Follow these steps to listen to the web cast:
      1. You must have a minimum 14.4 Kbps Internet connection
      2. Log on to http://www.joneslanglasalle.com/shareholders/index.asp and follow instructions
      3. Download free Windows Media Player software: (link located under registration form)

     If you experience problems listening, send an e-mail to webcastsupport@tfprn.com .

     This information is also available on the company's website at http://www.joneslanglasalle.com .

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
               For the Three Months Ended March 31, 2005 and 2004
                        (in thousands, except share data)
                                   (unaudited)

                                                   Three Months Ended March 31,
                                                 ------------------------------
                                                     2005              2004
                                                 ------------     -------------
    Revenue:
       Fee based services                        $    235,182     $     217,040
       Other income                                     4,994             3,623
           Total revenue                              240,176           220,663

    Operating expenses:
       Compensation and benefits                      172,126           155,064
       Operating, administrative and other             71,591            64,077
       Depreciation and amortization                    8,310             8,302
       Non-recurring and restructuring
        charges/(credits):
         Compensation and benefits                          -              (210)
         Operating, administrative and other           (1,569)              190

           Total operating expenses                   250,458           227,423

           Operating loss                             (10,282)           (6,760)

    Interest and other costs:
       Interest expense, net of interest income           330             3,814

    Equity in earnings (loss) from
     unconsolidated ventures                             (892)            2,123

           Loss before income tax benefits            (11,504)           (8,451)

    Income tax benefits                                (2,922)           (2,366)

           Net loss                              $     (8,582)    $      (6,085)

    EBITDA (1)                                   $     (2,864)    $       3,665

    Basic loss per common share                  $      (0.27)    $       (0.20)

    Basic weighted average shares
     outstanding                                   31,268,640        31,045,367

    Diluted loss per common share                $      (0.27)    $       (0.20)

    Diluted weighted average shares
     outstanding                                   31,268,640        31,045,367

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
          For the Three Months and Years Ended March 31, 2005 and 2004
                                 (in thousands)
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                 ------------------------------
                                                     2005              2004
                                                 ------------     -------------
    INVESTOR & OCCUPIER SERVICES -
       AMERICAS
          Revenue:
             Implementation services             $     27,099     $      24,076
             Management services                       44,983            37,991
             Equity earnings                               (1)              467
             Other services                             1,577             1,277
             Intersegment revenue                         289                82
                                                       73,947            63,893
          Operating expenses:
             Compensation, operating and
              administrative                           75,337            61,115
             Depreciation and
              amortization                              3,612             3,663
                  Operating loss                 $     (5,002)    $        (885)

       EUROPE
          Revenue:
             Implementation services             $     59,017     $      65,631
             Management services                       23,464            22,398
             Other services                             2,573             1,879
                                                       85,054            89,908
          Operating expenses:
             Compensation, operating and
              administrative                           90,472            89,030
             Depreciation and
              amortization                              2,551             2,779
                  Operating loss                 $     (7,969)    $      (1,901)

       ASIA PACIFIC
          Revenue:
             Implementation services             $     24,900     $      19,173
             Management services                       23,443            20,662
             Other services                               592               348
                                                       48,935            40,183
          Operating expenses:
             Compensation, operating and
              administrative                           50,547            43,194
             Depreciation and
              amortization                              1,805             1,556
                  Operating loss                 $     (3,417)    $      (4,567)

    INVESTMENT MANAGEMENT-
       Revenue:
          Implementation and other services      $      1,902     $       1,464
          Advisory fees                                28,250            25,696
          Incentive fees                                2,376                68
          Equity earnings                                (891)            1,656
                                                       31,637            28,884

       Operating expenses:
          Compensation, operating and
           administrative                              27,649            25,884
          Depreciation and amortization                   343               304
                  Operating income               $      3,645     $       2,696

    Total segment revenue                        $    239,573     $     222,868
    Intersegment revenue eliminations                    (289)              (82)
    Equity loss (earnings) revenue eliminations           892            (2,123)
       Total revenue                             $    240,176     $     220,663

    Total segment operating expenses             $    252,316     $     227,525
    Intersegment operating expense eliminations          (289)              (82)

       Total operating expenses before
        non-recurring charges (credits)          $    252,027     $     227,443

       Operating loss before
        non-recurring charges (credits)          $    (11,851)    $      (6,780)

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
              March 31, 2005, December 31, 2004 and March 31, 2004
                                 (in thousands)
                                   (unaudited)

                                            March 31,  December 31,   March 31,
                                              2005         2004         2004
                                          -----------  ------------  ----------
 ASSETS
 Current assets:
   Cash and cash equivalents              $    27,941  $     30,143  $   22,984
   Trade receivables, net of allowances       276,255       328,876     240,570
   Notes receivable                             4,568         2,911       4,275
   Other receivables                            8,438        11,432      11,363
   Prepaid expenses                            21,452        22,279      17,568
   Deferred tax assets                         16,359        28,427      16,816
   Other assets                                19,933        12,189      10,040
     Total current assets                     374,946       436,257     323,616

 Property and equipment, at cost, less
  accumulated depreciation                     71,758        75,531      68,400
 Intangibles resulting from business
  acquisitions and JLW merger,
  net of accumulated amortization             348,115       351,664     348,729
 Investments in and loans to real
  estate ventures                              74,816        73,570      67,757
 Long-term receivables, net                    12,936        16,179       9,785
 Prepaid pension asset                          2,420         2,253      12,812
 Deferred tax assets                           53,236        43,202      46,587
 Debt issuance costs                            1,502         1,704       3,825
 Other assets, net                             18,963        12,017      11,829
                                          $   958,692  $  1,012,377  $  893,340

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable and accrued
    liabilities                           $   111,190  $    130,489  $   89,189
   Accrued compensation                       109,140       244,659      96,560
   Short-term borrowings                       17,405        18,326       9,528
   Deferred tax liabilities                     2,787           262       2,199
   Deferred income                             22,508        16,106      19,073
   Other liabilities                           25,668        17,221      15,138
     Total current liabilities                288,698       427,063     231,687

 Long-term liabilities:
   Credit facilities                          131,302        40,585           -
   9% Senior Euro Notes, due 2007                   -             -     203,214
   Deferred tax liabilities                        53           671       4,011
   Deferred compensation                       14,227         8,948       8,967
   Minimum pension liability                    2,989         3,040           -
   Other                                       23,872        24,090      14,758
     Total liabilities                        461,141       504,397     462,637

 Stockholders' equity:
   Common stock, $.01 par value per
    share, 100,000,000 shares
    authorized; 33,933,258, 33,243,527
    and 31,874,055 shares issued and
    outstanding as of March 31, 2005,
    December 31, 2004 and March 31, 2004,
    respectively                                  340           332         319
   Additional paid-in capital                 592,831       575,862     528,055
   Deferred stock compensation                (28,520)      (34,064)    (24,941)
   Retained earnings (deficit)                 (3,686)        4,896     (65,431)
   Stock held by subsidiary                   (74,147)      (58,898)    (20,311)
   Stock held in trust                           (530)         (530)       (230)
   Accumulated other comprehensive
    income                                     11,263        20,382      13,242
     Total stockholders' equity               497,551       507,980     430,703
                                          $   958,692  $  1,012,377  $  893,340

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2005 and 2004
                                 (in thousands)
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                     2005              2004
                                                  -----------      -----------
 Cash provided by earnings                        $     7,933      $     6,704

 Cash used in working capital                         (94,768)         (47,360)

 Net cash used in operating activities                (86,835)         (40,656)

 Cash (used in) provided by investing activities       (7,815)             158

 Cash provided by financing activities                 92,448              377

     Net decrease in cash and cash equivalents         (2,202)         (40,121)

 Cash and cash equivalents, beginning of period        30,143           63,105
 Cash and cash equivalents, end of period         $    27,941      $    22,984

   Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

     1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

         Below is a reconciliation of net loss to EBITDA (in thousands):

                                              Three Months Ended March 31,
                                              ----------------------------
                                                 2005              2004
                                              ---------        -----------
           Net loss                           $  (8,582)       $    (6,085)
           Add:
           Interest expense, net of
            interest income                         330              3,814
           Depreciation and amortization          8,310              8,302
           Deduct:
           Net benefit from income taxes         (2,922)            (2,366)
           EBITDA                             $  (2,864)       $     3,665

         Below is a reconciliation of net cash used in operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                              Three Months Ended March 31,
                                              ----------------------------
                                                 2005             2004
                                              ---------        -----------
           Net cash used in
            operating activities              $ (86,835)       $   (40,656)
           Add:
           Interest expense, net of
            interest income                         330              3,814
           Change in working capital and
            non-cash expenses                    86,563             42,873
           Less:
           Net benefit from income taxes         (2,922)            (2,366)
           EBITDA                             $  (2,864)       $     3,665

     2. Effective the fourth quarter of 2004, 'Equity in earnings from unconsolidated ventures' has been reclassified, for all periods presented on the Consolidated Statement of Earnings, from 'Revenue' to be presented as a separate line item between 'Total interest and other costs' and 'Income before provision for income taxes', in accordance with Rule 5-03 of Regulation S-X. As a result, 'Operating income' has been adjusted for the comparative year. Since equity earnings are an integral part of the Investment Management business, equity earnings has been included within 'Revenue' in segment operating results for discussion purposes only.

     3. Net debt represents the aggregate of 'Short-term borrowings,' 'Credit facilities,' and '9% Senior Euro Notes' less 'Cash and cash equivalents'.

     4. For purposes of segment operating results, the allocation of the non-recurring charges (credits) to segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

     5. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the period ended March 31, 2005, to be filed with the Securities and Exchange Commission shortly.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             04/27/2005
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /